WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

         WINTHROP REALTY TRUST ANNOUNCES FINANCING OF FOUR LOANS IN ITS
                             MARC REALTY PORTFOLIO

      Boston, Massachusetts- June 18, 2007-Winthrop Realty Trust (NYSE:FUR) today announced that the three National Place office properties and the office property located at 1051 Perimeter Drive which are part of its Marc Realty portfolio have obtained first mortgage loans in an aggregate principal amount of $56,798,000 and with a weighted average interest rate of 6.338% per annum. Approximately $4,800,000 of the loan proceeds were used to satisfy a substantial portion of Winthrop's 7.65% convertible mezzanine loans with respect to these properties. Winthrop retains its 50% participating interest in each of these properties as well as approximately $5,300,000 in mezzanine loans which require principal payments from future sales or additional financing proceeds from these properties.

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.

Contact: Beverly Bergman of Winthrop Realty Trust, +1-617-570-4614; or Carol Merriman, VP Investor Relations & Corporate Development of Lexington Realty Trust, +1-212-692-7264, cmerriman@lxp.com